UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 29, 2010

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2010, the Information Solutions Group Subcommittee (the “Subcommittee”) of the Compensation Committee of the Board of Directors of The First American Corporation (the “Company”) determined the salaries and target bonuses for 2010 for certain named executive officers, as follows:

Name and Title	2010 Salary (in $)	Target Cash Bonus For 2010 (in $)
Anand K. Nallathambi, Chief Executive Officer and President, Information Solutions Group	$750,000	$937,500
Anthony S. Piszel, Chief Financial Officer and Treasurer	$650,000	$812,500
George S. Livermore, President, Data and Analytic Solutions Segment	$500,000	$500,000

The base salary changes are effective as of March 29, 2010.

In addition, on March 29, 2010, the Subcommittee determined the criteria upon which the target bonuses for Messrs. Nallathambi, Piszel and Livermore are anticipated to be adjusted in determining the annual incentive bonus amounts for services rendered during 2010.

Messrs. Nallathambi’s and Piszel’s 2010 annual cash bonus will be determined by adjusting the target bonus amount based on three objective financial criteria for the information solutions group, which collectively represent 80% of the bonus calculation, and on specific corporate and individual management objectives (“MBOs”), which represent 20% of the bonus calculation. Each of the three objective financial criteria has associated with it a threshold, target and superior level of achievement, although the precise calculation is also subject to certain specified adjustments that may be made at the discretion of the Compensation Committee. Twenty six percent of their target bonus amount adjusts based on the extent to which the actual revenue of the information solutions group deviates from the budgeted level. Twenty seven percent of their target bonus amount adjusts based on the extent to which the EBITDA margin for the information solutions group deviates from the budgeted level. Twenty seven percent of their target bonus amount adjusts based on the extent to which the dollar amount of the information solutions group’s EBITDA deviates from the budgeted level. At threshold, target and superior performance levels, fifty percent, one hundred percent and two hundred percent of the target bonus amount is payable, respectively. No bonus is earned for performance below the threshold amount. Total cash bonus is capped at two hundred percent of target.

Each of the MBOs has associated with it a target and superior level of achievement.

Mr. Livermore’s 2010 annual cash bonus will be determined by adjusting the target bonus amount based on three objective financial criteria for the data and analytics solutions segment, which collectively represent 70% of the bonus calculation, and on specific corporate and individual MBOs, which represent 30% of the bonus calculation. Each of the three objective financial criteria has associated with it a threshold, target and superior level of achievement, although the precise calculation is also subject to certain specified adjustments that may be made at the discretion of the Compensation Committee. Twenty three percent of his target bonus amount adjusts based on the extent to which the actual revenue of data and analytics solutions segment deviates from the budgeted level. Twenty four percent of his target bonus amount adjusts based on the extent to which the EBITDA margin for the data and analytics solutions segment deviates from the budgeted level. Twenty three percent of his target bonus amount adjusts based on the extent to which the dollar amount of the data and analytics solutions segment’s EBITDA deviates from the budgeted level. At threshold, target and superior performance levels, fifty percent, one hundred percent and two hundred percent of the target bonus amount is payable, respectively. No bonus is earned for performance below the threshold amount. Total cash bonus is capped at two hundred percent of target.

Each of the MBOs has associated with it a target and superior level of achievement.

The payment of the cash portion of the 2010 annual incentive bonuses to named executive officers is anticipated to occur through the conversion into cash of performance units, which have been awarded to allow the Company to deduct for tax purposes the entire amount of such cash bonuses under section 162(m) of the Internal Revenue Code. Accordingly, each of Messrs. Nallathambi, Piszel and Livermore has been awarded performance units representing twice his 2010 annual cash bonus amount at target as follows: Mr. Nallathambi ($1,875,000); Mr. Piszel ($1,625,000); and Mr. Livermore ($1,000,000). The award agreements give the Compensation Committee complete discretion to reduce the actual amount of performance units payable and the Compensation Committee expects to make such a reduction when it determines actual 2010 annual incentive bonus amounts. A copy of the complete form of the agreement awarding the performance units is attached as Exhibit 10(mmm) to the Company’s Form 10-K for the year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: April 1, 2010	By:	/s/ KENNETH D. DEGIORGIO
	Name:	Kenneth D. DeGiorgio
	Title:	Senior Vice President

4